MGP INGREDIENTS REPORTS STRONG FIRST QUARTER 2015 RESULTS
Gross Profit doubles, driving Operating Income to $6.9M

ATCHISON, Kan., May 7, 2015 - MGP Ingredients, Inc. (Nasdaq/MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the first quarter period ended March 31, 2015.
“We are very pleased with our first quarter results, which are early evidence of the traction we are gaining against our new strategic plan,” said Gus Griffin, president and CEO of MGP. “MGP Ingredients’ first quarter performance demonstrates significant progress in shifting our product mix and driving the growth of our higher value products.”
First Quarter 2015 Highlights (vs. first quarter 2014)

•	Gross profit increased by $6.6 million to $13.4 million

•	Gross margin improved 8.0 percentage points to 16.6%

•	Operating income increased by $5.2 million to $6.9 million

•	ICP joint venture contributed $1.3 million to pretax income, down from $3.2 million a year ago

•	Net income rose by 6.0% to $5.1 million (note that 2014 results benefited from a low effective tax rate)

•	Earnings per share (EPS) rose by $0.02 per share to $0.28 per share

Distillery Products Segment -- Gross Profit Rises 91%
For the quarter, gross profit for the Distillery Products segment rose to $11.5 million, or 17.4% of net sales, compared with $6.0 million, or 9.3% of net sales in the first quarter of 2014. The primary driver of the improvement in gross profit was an improved mix of product and favorable pricing compared to commodity cost.
Griffin noted, “Consistent with our new strategy, we remain focused on maximizing the value of our production, as evidenced by the positive mix shift in food grade alcohol sales toward higher margin vodkas, gins, and whiskeys. In addition to improving margin, we expect that over time this shift will lead to a lessening of the historical correlation between product pricing and input costs, and give the company additional insulation from external factors such as swings in energy costs and commodity prices.”

Ingredient Solutions - Specialty Products support stronger margin performance
For the first quarter of 2015, gross profit for the Ingredient Solutions segment increased to $1.9 million, or 13.1% of net sales, compared with $789,000, or 5.6% of net sales in the first quarter of 2014.
The segment’s focus remains on the production and commercialization of specialty ingredients, with 83.9% of total segment net sales in specialty products, up from 78.7% in the first quarter of 2014. For the first quarter of 2015, sales revenue of specialty starches rose 18.6% from the first quarter of 2014. Average pricing for the Ingredient Solutions segment declined less than one percent, while flour prices declined 5.8% versus the prior year period.
Griffin added, “We are very pleased to see the strong growth in our specialty starches. It is clear that the industry is reacting favorably to the unique benefits that our products offer. Additionally, the favorable mix shift towards specialty products is further evidence of our focus on maximizing the value of our production and helped us achieve strong pricing relative to flour costs. We continue to be confident in our plans to realize the long-term potential of this business segment.”
Other
Corporate selling, general and administrative expenses were $6.5 million for the first quarter of 2015 compared to $5.1 million in the comparable 2014 period, primarily due to greater performance-based compensation accruals in the first quarter.
The company’s ICP joint venture, which produces high quality food grade alcohol, chemical intermediates and fuel, generated a positive contribution to MGP’s net income in the first quarter of 2015. Solid operational results led to joint venture equity method investment earnings of $1.3 million for the quarter, which were below the 2014 first quarter results of $3.2 million due to lower sales volume and lower average sales price compared to the same quarter a year ago.
Conclusion
“Overall, we are very pleased with the gross profit gains reported in both Distillery Products and Ingredient Solutions,” said Griffin. “Despite our higher tax rate and lower contribution from our ICP joint venture, our improved operating income results were able to drive growth in net income and EPS (Results of Operations table attached). We are off to a strong start to the year, and we are encouraged by the outlook for the remainder of 2015.”
Annual Meeting
The company’s annual meeting of shareholders is scheduled for May 21 at the Ferrell Academic Center of Benedictine College in Atchison, Kansas. At the meeting, Griffin is expected to provide reviews of 2014 results and the five key strategies of the 5-year strategic plan, which was announced in February.
The strategies include:

1.	Maximizing the value of the company’s current production volumes

2.	Capturing a larger share of the value chain

3.	Investing to support growth

4.	Continuing strong risk management discipline

5.	Building the MGP brand
Operating income is the key metric for measuring the successful implementation of the strategic plan. The goal is to grow adjusted operating income by a multiple of four over the 2014-2019 five-year period.

About MGP Ingredients, Inc.
MGP is a leading supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include bourbon and rye whiskeys, gins and vodkas, which are carefully crafted through a combination of art and science and backed by over 150 years of experience. The company’s proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information.  All statements, other than statements of historical facts, included in this Quarterly Report on Form 10-Q regarding the prospects of our industry and our prospects, plans, financial position and business strategy may constitute forward-looking statements.  In addition, forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives or variations of these terms or similar terminology.  They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, Indiana facility, or at the Illinois Corn Processing, LLC ("ICP") facility,  (ii) the availability and cost of grain, flour, and barrels, and fluctuations in energy costs, (iii) the effectiveness of our corn purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our five-year strategic plan, (v) the competitive environment and related market conditions, (vi) the ability to effectively pass raw material price increases on to customers, (vii) the positive or adverse impact to our earnings as a result of the high volatility in our equity method investment's, ICP's, operating results, (viii) ICP's access to capital, (ix) our limited influence over the ICP joint venture operating decisions, strategies or financial decisions (including investments, capital spending and distributions), (x) our ability to source product from the ICP joint venture or unaffiliated third parties, (xi) our ability to maintain compliance with all applicable loan agreement covenants, (xii) our ability to realize operating efficiencies, (xiii) actions of governments, (xiv) consumer tastes and preferences, and (xv) the volatility in our earnings resulting from the timing differences between a business interruption and a potential insurance recovery.  For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery and Ingredient segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2014.

For More Information
Investors & Analysts:
Bob Burton
616-258-5773 or Investor.Relations@mgpingredients.com

Media:
Shanae Randolph, Corporate Director of Communications
913-367-1480 or shanae.randolph@mgpingredients.com

MGP INGREDIENTS, INC.
RESULTS OF OPERATIONS

$ (thousands)
Net income for the quarter ended March 31, 2014	$4,785
Improved by:
Increased gross profit from distillery products segment	5,475
Increased gross profit from ingredient solutions segment	1,112
Other	66

Reduced by:
Decreased earnings from equity method investments	(1,982)
Increase in income taxes	(2,978)
Increased selling, general, and administrative expenses	(1,408)
Net income for the quarter ended March 31, 2015	$5,070

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Quarter Ended
(Dollars in thousands, except per share)	March 31, 2015	March 31, 2014
Sales	$84,864	$84,582
Less: excise taxes	4,451	5,586
Net sales	80,413	78,996
Cost of sales	67,025	72,195
Gross profit	13,388	6,801
Selling, general and administrative expenses	6,480	5,072
Income from operations	6,908	1,729
Interest expense, net	(131)	(197)
Equity method investment earnings	1,352	3,334
Income before income taxes	8,129	4,866
Provision for income taxes	3,059	81
Net income	5,070	4,785
Other comprehensive loss, net of tax	(72)	(175)
Comprehensive income	$4,998	$4,610

Basic and diluted earnings per share	$0.28	$0.26
Dividends and dividend equivalents per common share	$0.06	$0.05

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	March 31, 2015	December 31, 2014	(Dollars in thousands)	March 31, 2015	December 31, 2014
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$6,391	$5,641	Current maturities of long-term debt	$2,567	$2,613
Receivables	32,866	32,672	Accounts payable	16,539	16,076
Inventory	37,654	34,441	Accounts payable to affiliate, net	4,018	3,333
Prepaid expenses	1,743	1,179	Accrued expenses	7,848	8,010
Deferred income taxes	6,524	7,924	Income taxes payable	574	—
Refundable income taxes	—	388	Other current liabilities	725	716
Total Current Assets	85,178	82,245	Total Current Liabilities	32,271	30,748
			Other Liabilities:
Property and equipment	202,850	198,176	Long-term debt, less current maturities	7,652	7,670
Less accumulated depreciation and amortization	(137,306)	(134,295)	Revolving credit facility	14	—
			Deferred credit	3,939	4,099
Net Property, Plant			Accrued retirement, health and life insurance benefits	4,305	4,420
and Equipment	65,544	63,881	Deferred income taxes	9,924	9,297
Equity method investments	13,673	12,373	Total Liabilities	58,105	56,234
Other noncurrent assets	2,192	2,100	Stockholders’ equity	108,482	104,365
TOTAL ASSETS	$166,587	$160,599	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$166,587	$160,599

Capital Structure
Net Investment in:			Financed By:
Working capital	$52,907	$51,497	Long-term debt*	$7,666	$7,670
Property, plant and equipment	65,544	63,881	Deferred liabilities	18,168	17,816
Other noncurrent assets	15,865	14,473	Stockholders’ equity	108,482	104,365
Total	$134,316	$129,851	Total	$134,316	$129,851

*Excludes short-term portion.  Short-term portion is included within working capital.